Exhibit 99

Contact:  Jeffrey R. Kotkin
   Office:     (860) 665-5154


NU LOWERS 2002 EARNINGS GUIDANCE, DECLARES REGULAR DIVIDEND

     BERLIN, Connecticut, October 8, 2002-Northeast
Utilities (NU) today revised its 2002 earnings guidance to a range of $1.10 to $1.30 per share.

     That range includes expected gains of $0.23 per share resulting from the sale of NU's 40-percent interest in the Seabrook nuclear power plant later this year and previously announced first-quarter 2002 write-offs of $0.08 per share primarily associated with NU's investment in NEON Communications, Inc. Earlier this year, NU said it expected to earn near the low end of a range of $1.40 to $1.65 per share, excluding significant nonrecurring items.

     Also today, the NU Board of Trustees declared a regular common dividend of $0.1375 per share, payable December 31, 2002, to shareholders of record as of December 1, 2002.

     Michael G. Morris, NU chairman, president and chief executive officer, attributed the lowered earnings range to continuing losses at NU's competitive energy businesses. Those businesses lost approximately $31 million in the first half of 2002 and are expected to lose another $20 million to $30 million in the second half of 2002. Morris said Select Energy, Inc., NU's competitive energy marketing subsidiary, continues to be negatively affected by difficult market conditions caused by increased volatility in energy prices. As previously announced, Select Energy also was impacted by the failure to secure regulatory approval for higher prices on its supply contract with The Connecticut Light and Power Company, NU's largest regulated subsidiary.

     Morris said that, to a lesser extent, earnings per share are being reduced by lower than projected share repurchases. NU has repurchased approximately 2 million shares in 2002 under a board authorization that expires June 30, 2003. The current earnings range primarily reflects the company's uncertainty over the result of certain pending regulatory dockets.

     Morris said NU will release third-quarter 2002 results the morning of Monday, October 21. Also that morning, the company will webcast a presentation to analysts beginning at 10:30 a.m., Eastern Daylight Time. That webcast will be available through NU's website at www.nu.com. The company expects to present guidance for 2003 financial performance and review other topics at that time.

     NU operates New England's largest utility system, serving more than 1.8 million electric customers in Connecticut, New Hampshire, and Massachusetts and 190,000 natural gas customers in Connecticut. It is also one of the leading energy marketing firms in New England.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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